Exhibit 10.1

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAVE BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE THEY ARE BOTH NOT MATERIAL AND

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUDED INFORMATION IS MARKED AS [***] BELOW

Alta Global Group Ltd ACN 163 057 565 Level 1, Suite 1 29-33 The Corso Manly, NSW, 2095 Australia trainalta.com

21 August 2023

Nick Langton

[***]

Dear Nick,

I am pleased to offer you employment with Alta Global Group Limited (ACN 163 057 565) (the “Company”) on the terms and conditions set out in this letter and the attached Schedule (referred to collectively as the “Agreement”).

PREVIOUS AGREEMENTS

This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and you regarding your position as specified at Item 1 of the Schedule.

CONTINUOUS SERVICE

For the purposes of calculating employee entitlements, the Company agrees to recognise and carry-forward all past service and entitlements from your previous employment with the Company.

POSITION

You will be employed on a full-time basis in the initial position specified at Item 1 of the Schedule based at the location specified at Item 2 of the Schedule. You may also be required to work at other locations from time to time as necessary.

Initially you will report to the person specified at Item 3 of the Schedule or as directed by the Company to meet their business needs going forward.

TERM

Your employment will begin on the Commencement Date specified in the Schedule and will continue until terminated in accordance with this Agreement.

ELIGIBILITY TO WORK IN AUSTRALIA

It is a condition of your employment that you are eligible to work in Australia. If you become ineligible to work in Australia this may result in disciplinary action, up to and including termination of your employment.

Please provide us with one of the following documents prior to relocation to Australia:

(a)	Australian passport;

(b)	Foreign passport with relevant visa;

(c)	Certificate of citizenship with photo identification; or

(d)	Birth certificate with photo identification.

You are to notify the Company of any changes to your eligibility to work in Australia, as soon as you become aware of any such changes. Failure to do so may result in disciplinary action, up to and including termination of your employment.

PROBATIONARY PERIOD

You are employed initially on a probationary basis for the period set out in Item 4 of the Schedule, during which time the Company will review your progress. At any time during the probationary period, either you or the Company may terminate this Agreement without citing any reason:

(a)	by you giving four week’s written notice of termination;

(b)	by the Company giving one week’s written notice of termination;

(c)	immediately by you forfeiting four week’s remuneration; or

(d)	immediately by the Company paying you one week’s remuneration in lieu of notice.

DUTIES

By accepting employment with the Company you agree honestly and faithfully to serve the Company and use your best endeavors to promote its interests and welfare. Your performance will be assessed against specific performance indicators relating to the duties of your position. Those performance indicators will be developed in consultation with you shortly after commencement.

HOURS

You will be required to work a minimum of forty (40) hours per week during office hours and may be subject to change based on the needs of the Company. Your base office location is set out in Item 2 of the schedule and you are also expected to work other additional hours during the normal office week and potentially weekends, which you agree are reasonable.

EMPLOYMENT POLICIES AND PROCEDURES

The Company has policies and procedures which deal with a range of matters, some of which are referred to in this Agreement. These policies and procedures contain specific directions, obligations and requirements that relate to your employment.

These policies and procedures may be added to, modified or withdrawn at any time. You must ensure that you are familiar with these policies and procedures and that you keep up to date with any amendments or additions to these policies and procedures.

You must comply with all of the Company’s policies and procedures as amended from time to time, and may be subject to disciplinary action (including termination of employment with or without notice) for breaches of the Company’s policies. Similarly, a breach of a client’s policies or procedures may also be grounds for disciplinary action, including termination of employment with or without notice.

REMUNERATION

Your annual remuneration is specified at Items 5 of the Schedule. The salary component of remuneration, less applicable tax and deductions, will be paid either weekly, fortnightly or monthly at the discretion of the Company by direct deposit into an account nominated by you.

Remuneration provided is for all hours worked and is inclusive of any and all entitlements you may have pursuant to an award or other industrial instrument (including, but not limited to, allowances, overtime, penalties or loadings including leave loading).

SUPERANNUATION

In addition to your salary, the Company shall pay contributions on your behalf into a superannuation fund nominated by you in discharge of its obligations to make the minimum level of superannuation contributions an employer must make under the Superannuation Guarantee (Administration) Act 1992 and the Superannuation Guarantee Charge Act 1992 (as amended, replaced or repealed from time to time).

By agreement with the Company, you may contribute additional superannuation contributions in addition to the Company’s compulsory superannuation guarantee contributions providing that this does not result in any disadvantage to you or the Company. This arrangement shall be known as a superannuation salary sacrifice arrangement.

Subject to these provisions, you will be solely responsible to nominate the amount to be sacrificed and you undertake to provide the Company with the relevant authorisations and information required.

You may elect to engage in a superannuation salary sacrifice arrangement or to make changes with respect to superannuation salary sacrifice at any time.

ANNUAL LEAVE

Annual leave accrues each week and as a full-time employee, this equates to six (6) weeks of paid annual leave for each completed year of service. Annual leave must be taken with the prior agreement and approval of the Company and subject to a modern award and the Fair Work Act 2009. Annual leave loading is included in your salary set out in Item 5 of the schedule.

It is understood that while the Company is in its start-up phase, long periods of leave will be difficult to approve, as we build our customer base and focus on providing the best possible experience to them. However, communication is the key and providing early communication about requested leave will assist in this being approved.

PERSONAL LEAVE

In accordance with relevant legislation and the Company’s policies and procedures, you are entitled to personal leave. Personal leave may be taken as personal sickness leave or carer’s leave.

You may be required to provide a medical certificate (or if a medical certificate is not reasonable practicable, a statutory declaration) to support any personal leave, as required by the Company and in accordance with relevant legislation AND the Company’s policies and procedures.

Personal leave entitlements accumulate from year to year. You will not be entitled to be paid in lieu of any accrued and unused personal leave, including upon termination of your employment.

OTHER LEAVE

You may be entitled to other paid and unpaid leave in accordance with the applicable legislation, including long service leave, compassionate leave and unpaid parental leave.

TERMINATION

With notice

After your probation period ends and prior to the expiry of the Term (defined above), or during any extension of the Term, you or the Company may terminate this employment relationship by giving period of written notice specified at Item 7 of the Schedule or such greater period as required by the National Employment Standards. If you do not work your entire notice period, the Company reserves the right to withhold any salary owed to you for the unworked portion of your notice period.

The Company reserves the right to pay you in lieu of notice or to request that you undertake alternative, or no duties, for the duration of your notice. You may not, during this period, undertake any form of alternative employment.

Without notice

The Company may terminate your employment without notice in circumstances where you:

(a)	have engaged in serious misconduct;

(b)	wilfully or recklessly fail or wilfully or recklessly neglect to perform or carry out your duties in accordance with this Agreement;

(c)	perform your duties in a manner that is not honest;

(d)	breached any of the terms of this Agreement or the Company’s policies and procedures;

(e)	engage in conduct that adversely affects, or could adversely affect, the Company, either directly or indirectly;

(f)	misuse information, property (including the Company’s intellectual property) or material acquired in or in connection with your duties, whether the misuse is for your benefit or the benefit of someone else;

(g)	engage in any conduct which is likely to injure the reputation or standing of the Company;

(h)	refuse or neglect to comply with any lawful and reasonable order given to you by the Company or any other person duly authorised by the Company; and

(i)	engaged in conduct where it would be unreasonable for the Company to continue your employment during the period of notice.

For the purpose of this clause, serious misconduct includes, but is not limited to:

(a)	performing your duties whilst under the influence of alcohol;

(b)	the taking of drugs, including drugs which are prescribed by a medical practitioner or purchased from a pharmaceutical chemist for the relief or treatment of illness or injury where those drugs may impair the proper and safe performance of your duties;

(c)	work related theft, fraud, wilful dishonesty or assault;

(d)	misrepresentation of your qualifications or employment history; or

(e)	conviction of a serious criminal offence which substantially affects your ability or suitability to perform your duties.

The Company may suspend you, on full pay, while it conducts an investigation into any allegations of misconduct made against you.

Severance

Subject to the Company being listed on any exchange, if your employment is terminated at any time other than due to voluntary resignation, death, disability, or for cause then the Company will pay a lump sum severance payment, equivalent to 12 months’ pay, calculated upon the average of the annual remuneration as specified at Items 5 of the Schedule (exclusive of short- or long-term incentives) received from the Company during the last three years of service with the Company prior to termination. It Is also agreed that no payment will be made on cessation of employment in excess of the amount lawfully payable under Part 2D.2 of the Corporations Act 2001 without shareholder approval.

ACTS FOLLOWING TERMINATION

On request by the Company or on termination of your employment, you must immediately repay all outstanding debts and loans to the Company.

You undertake to provide any required written authority to deduct monies from salary or wages under this clause.

You must also return to the Company any of the following items in your possession:

(a)	any document, whether in computerised form or otherwise, relating to any matter within the scope of the business of the Company, or to Confidential Information (defined below) or any other aspect of your employment;

(b)	all keys and passes belonging to the Company;

(c)	all software and associated material belonging to or licensed to the Company; and

(d)	all other property belonging to the Company.

You may be required to provide the Company with a letter certifying that all such items have been returned.

In this clause and the rest of the Agreement, confidential information means all information which is confidential to the Company and its related companies, including trade secrets, information concerning the market within which the Company operates, technical information concerning the Company’s products or services or the materials used by the Company in its business, information about the Company’s financial performance, information concerning the Company’s market, business projections, business plans and business forecasts concerning the Company’s performance or likely future activity and any other information which is confidential to the business affairs of the Company or its suppliers, clients and customers and which is not in the public domain (“Confidential Information”).

No requirement to provide work

At any time during your employment, including any period of notice of termination, the Company may direct you not to attend work, attend work at a different location or perform different duties than your usual duties.

CONFIDENTIAL INFORMATION

You agree to respect the confidentiality of Confidential Information and documents which you have access to in the course of or arising from your employment with the Company or any of its related entities. This includes, but is not restricted to information and documents of the Company and any client information and documents.

You must not, during your employment or after the termination of your employment, directly or indirectly transmit, remove, use or disclose (or attempt to use or disclose) any Confidential Information for any unauthorised purpose, including any benefit to you or any other person.

Due to the nature of the Company’s work, you may from time to time be required to take Confidential Information outside the workplace, or may have electronic devices that contain Confidential Information in your possession outside the workplace. You must ensure secure custody of Confidential Information in your control or possession, and prevent the use or disclosure of Confidential Information by any person.

You must immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

These restrictions do not apply to:

(a)	information that is used or disclosed in the proper course of performing your duties for the Company;

(b)	information that is used or disclosed with the Company’s prior consent;

(c)	information that is required by law to be disclosed; and

(d)	information that is in the public domain, other than through your breach of this contract.

If you are uncertain about whether information is Confidential Information, you must immediately ask the CEO of the Company. Until you receive an answer, you must treat that information as Confidential Information.

You acknowledge and agree that:

(a)	damages may be inadequate compensation for breach of your obligations contained in this “Confidential Information” clause and subject to the court’s discretion, the Company may seek specific performance or may seek to restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be in breach of this clause, in addition to any other remedy the Company may wish to pursue; and

(b)	you will fully indemnify the Company in respect of any and all loss, damage, claims, liability, cost and expenses, of any kind, suffered or incurred by the Company as a result of your breach of this “Confidential Information” clause, in any way, including, but not limited to, any disclosure by you of any Confidential Information to any person(s), other than what is authorised under this Agreement.

You also agree that to keep the terms of this Agreement (including your remuneration at set out In this Agreement, any prior or future allocation or grants of securities under any Company adopted employee share option plan and any prior or future bonuses given by the Company) confidential as between you and the Company.

INTELLECTUAL PROPERTY

For the purposes of this Agreement, “Intellectual Property” means any Invention, discovery, process, drawing, specification, record, trademark, service mark, copyright works, design, patent, know-how, the right to have Confidential Information kept confidential and any other Intellectual property right anywhere in the world (including any application or right to apply for registration of those rights) which is:

(a)	related to or connected to with the Company or a product or service of the Company or a related business; and

(b)	invented, created, produced or conceived by you (whether alone or jointly with another person) in the course of or in connection with your employment with the Company.

“Moral Rights” means the following rights in respect of any Intellectual Property rights:

(a)	the right of integrity or authorship (that is, not to have a work subjected to derogatory treatment); and

(b)	the right of attribution of authorship of a work,

which are rights created by the Copyright Act 1968 (Cth) and any other similar right capable of protection under the laws of any applicable jurisdiction.

Acknowledgements

You acknowledge and agree that:

(a)	all Intellectual Property and Industrial property rights In Confidential Information are owned by the Company;

(b)	any invention or works created during and in the course of your employment and the entire copyright throughout the world in all works are owned by the Company;

(c)	the Company owns all inventions and works absolutely and without further payment to you and to the extent necessary, you irrevocably assign to Company all your present and future rights, title and interests in and to all inventions and works;

(d)	you must immediately disclose to the Company (and to no other person) all the details of any Intellectual Property created by you during your employment; and

(e)	you may be required, at the discretion of the Company, to provide a comprehensive and accurate report on all matters that have been within your knowledge or which you have assisted with during the term of this Agreement, and after the termination of this Agreement.

You also knowledge and agree that:

(a)	you may have Moral Rights;

(b)	in so far as you are able, you waive your Moral Rights; and

(c)	voluntarily and unconditionally consent to all or any acts or omissions by the Company, or persons authorised by the Company, which may infringe your moral rights.

Consent

You consent to all Intellectual Property being changed, copied, edited, added to, taken from, adapted and or translated in any manner or context by the Company, and any person authorised by the Company to do so, for any purpose related to the Company’s business, notwithstanding that such conduct may amount to derogatory treatment of the Intellectual Property within the meaning of the Copyright Act 1968.

You acknowledge that your consent outlined in the above is given genuinely and is not given because any person:

(a)	applied duress to you (or your representative) to give that consent; and

(b)	made a false and misleading statement to you in relation to the giving of that consent.

General

You must, both during your employment and thereafter:

(a)	do such acts and things as the Company may request reasonable to secure the Company’s ownership or registration rights in the Intellectual Property, and you hereby grant to the Company the right to use your name to obtain any protection of the Intellectual Property; and

(b)	not engage in any conduct that may damage the Company’s Intellectual Property or industrial rights.

RESTRAINT

You acknowledge and agree that during the course of your employment, you will:

(a)	have access to and knowledge of the Company’s products, services, skills and techniques;

(b)	become acquainted with the clients and suppliers of the Company and their special needs and requirements;

(c)	become aware of the identity of prospective clients whose business the Company is attempting to attract; and

(d)	be privy to Confidential Information and intellectual property concerning the Company, its clients, suppliers, and its methods of doing business;

You also acknowledge that:

(a)	the matters identified in this clause form part of the Company’s goodwill and are of great value to it;

(b)	the only effective, fair and reasonable manner in which the interests of the Company can be protected is by the restraints imposed upon you in this Agreement;

(c)	the duration, extent and application of the restrictions contained in this Agreement are not greater than is reasonably necessary to protect the Company’s legitimate business interests, including the preservation of its relationships with its clients, suppliers, employees, agents, directors, officers, partners, contractors, advisors and consultants, the goodwill of its business, its Confidential Information and Intellectual Property;

(d)	the level of your benefits, including remuneration and bonuses (if any) constitutes adequate consideration for the restraint obligations imposed under this Agreement;

(e)	having regard to the circumstances set out in this clause you will not, directly or indirectly, either as a principal, employee, agent, director, officer, partner, consultant, contractor, advisor or otherwise, for your own benefit or the benefit of any other person, directly or indirectly, engage in any of the activities specified in this clause below, within the Restraint Area (specified at Item 9 of the Schedule), for the duration of the Restraint Period (specified at Item 8 of the Schedule) after the date on which this contract is terminated (“Termination Date”), without the prior written consent of the Company;

(f)	during the period from the Termination Date, until you are no longer subject to the restraints in this clause, you agree to disclose to all persons with whom you may directly or indirectly perform work, the fact that you are subject to the restraints imposed in this clause.

The activities are:

(a)	engaging in or performing any work in competition with the part of the Company in which you worked during the 12 months preceding the Termination Date;

(b)	canvassing, soliciting, or enticing away (or attempting to do any of the foregoing), the business or custom of any client, or provide products or services to any client with whom you or a person reporting to you, has performed work or had dealings with during the 12 months preceding the Termination Date;

(c)	inducing or encouraging any client (or attempting to do any of the foregoing), with whom you or a person reporting to you have performed work or had dealings with, during the 12 months preceding the Termination Date, to terminate or to not renew or maintain or alter, any business relationship, contract or arrangement, that client has with Company or disclosing any Confidential Information;

(d)	inducing or encouraging any supplier (or attempting to do any of the foregoing), with whom you have performed work or had dealings with, during the 12 months preceding the Termination Date, to terminate or to not renew or maintain or alter, any business relationship, contract or arrangement, that supplier has with the Company or disclosing any Confidential Information; and

(e)	inducing or encouraging (or attempting to do any of the foregoing), any employee, agent, director, officer, partner, contractor, advisor or consultant with the Company, with whom you or a person reporting to you had dealings with, during the 12 months preceding the Termination Date, to terminate or to not renew or maintain or alter, any business relationship, contract or arrangement, they have with the Company, or disclosing any Confidential Information.

ENTIRE AGREEMENT

This “Agreement” which includes the Schedule constitutes the whole of the terms and conditions of your contract of employment with the Company and supersedes all previous agreements, arrangements, understandings or representations in relation to your employment with the Company.

RESPONSIBILITIES

You must carry out all lawful orders and directions of the Company or its agents to the best of your skill and ability and will discharge such duties and functions as may reasonably be delegated to you.

You shall diligently and faithfully serve the Company and will use all reasonable efforts to promote the interests of the Company.

You will comply with all legal requirements which concern your employment and any duties or responsibilities which you are required to discharge.

You have a responsibility to be fit for work duty and meet established standards for job performance and conduct. Therefore, the Company may ask you to undertake a drug test at any time. Upon request, you will be required to undertake a drug test. A positive drug test as confirmed by an accredited laboratory is unacceptable and will invoke disciplinary action up to and including termination of your employment. The operation of drug testing will be undertaken by an independent accredited provider of the Company’s choosing.

NO WAIVER

No failure to exercise or any delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

SEVERANCE

Any provision of the Agreement that is or becomes illegal, void or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the illegality, voidness or unenforceability and will not invalidate the remaining provisions of the Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

GOVERNING LAW

This letter is governed by and is to be construed in accordance with the laws of the State specified in Item 10 of the Schedule.

WORKPLACE SURVEILLANCE

The Company or any of its authorised agents may, from time to time in accordance with any statutory requirements, review, monitor, inspect and search any Company or other property used, occupied, possessed or controlled by you in connection with performing your obligations under this Agreement, including computer and information systems and devices, cabinet or vehicle.

You acknowledge and agree that your email and internet use may be monitored on an intermittent and ongoing basis and that this clause constitutes notice of computer monitoring activities.

VARIATION

This Agreement may only be amended in writing and with the signature of both parties, or their authorised representatives.

To accept the terms and conditions of this Employment Offer set out in this Agreement, please sign and date this letter where indicated below, and return one copy to the Company’s offices, marked to the attention of the Company Secretary.

If you have any questions about the terms and conditions contained in the Agreement, please contact me or your direct hiring manager.

Yours sincerely,

/s/ Vaughn Taylor
Vaughn Taylor
Non-Executive Chairman
Alta Global Group Limited

Acceptance of Employment Agreement

I understand and accept the engagement as an Employee of the Company on the terms and conditions contained in this Employment Agreement.

Signature: /s/ Nick Langton

Full Name: Nick Langton

Date: 21 August 2023

SCHEDULE

Nick Langton

Commencement Date: 1 July 2023

1.	Position Title:

Chief Executive Officer

2.	Address of work location or base office:

At Company premises, currently Level 1, Suite 1, 29-33 The Corso, Manly NSW 2095 or as reasonably directed and required to perform the role.

3.	Position Reports to:

Board

4.	Probation:

N/A

5.	Remuneration:

AUD $300,000 plus statutory superannuation (superannuation at the superannuation guarantee rate (currently 11%) up to the maximum superannuation contribution per quarter in accordance with superannuation legislation).

Also entitled to participate in the Company’s Employee Incentive Plan on terms determined by the Board from time to time.

6.	Benefits:

The benefits outlined below are benefits provided at the discretion of Alta Global Group’s Board approval process, depending on the employee’s role and responsibilities, their performance achieved against agreed business metrics, the financial performance and state of Alta Global Group, as well as the external environment. These discretionary benefits are not part of the formally agreed renumeration salary package.

Discretionary Benefits:

●	Provision of a company laptop (approx. $2,000)

●	Potential eligibility for consideration of future Employee Share Option Plan (ESOP), at times, grants based on company and role performance and as considered and at discretion of the Board of Alta Global Group

●	Flexible work environment as mutually agreed by management

●	Travel and other ancillaries as relevant to the role

7.	Notice of termination:

12 months or such greater period as required by the National Employment Standards. If you do not work your entire notice period, the Company reserves the right to withhold any salary owed to you for the unworked portion of your notice period.

The Company reserves the right to pay you in lieu of notice or to request that you undertake alternative, or no duties, for the duration of your notice. You may not, during this period, undertake any form of alternative employment.

8.	Restraint Period:

Twelve (12) months from the day immediately following the Termination Date, or if that is unenforceable 6 months from the day immediately following the Termination Date, or of if that is unenforceable 3 months from the day immediately following the Termination Date.

9.	Restraint Area:

Within any current global Alta Global Group program territory, or if that is unenforceable in Australia, any state, territory or jurisdiction from which the Company operates, or if that is unenforceable, the state, territory or jurisdiction in which you predominately worked during the 12 months preceding the Termination Date.

10.	State of governing law:

New South Wales, Australia